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FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Keilen         William       J.
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    (Last)         (First)       (Middle)

    1531 E. Caroline Lane
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    (Street)

    Tempe           AZ             85284
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    (City         (State)         (Zip)
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2.  Date of Event
    Requiring Statement
    (Month/Day/Year)

    02/26/02
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3.  I.R.S. Identification
    Number of Reporting
    Person, if an entity
    (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

    National Scientific Corporation; NSCT.OB
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5.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)


    ------------------------------
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6.  If Amendment, Date of Original
    (Month/Day/Year)

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7.  Individual or Joint/Group  Filing (Check  Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
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                      TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
=================================================================================================================
1. Title of Security   2. Amount of Securities    3. Ownership        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)             Beneficially Owned         Form: Direct        (Instr. 5)
                          (Instr. 4)                 (D) or Indirect
                                                     (I) (Instr. 5)
-----------------------------------------------------------------------------------------------------------------
None
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
Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

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                   Table II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
             (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Date Exercisable and      3. Title and Amount of Securities
   (Instr. 4)                       Expiration Date              Underlying Derivative Security
                                    (Month/Day/Year)             (Inst. 4)
                                    --------------------         ------------------------------
                                                                                     Amount or
                                    Date          Expiration         Title           Number of
                                    Exercisable   Date                               Shares
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
   None
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
4. Conversion or   5. Ownership      6. Nature of Indirect
   Exercise           Form of           Beneficial Ownership
   Price of           Derivative        (Inst. 5)
   Derivative         Security:
   Security           Direct (D)
                      or Indirect
                      (I)(Instr. 5)
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

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
Explanation of Responses:




                           /s/ William J. Keilen                   03/05/2002
                           -------------------------------     ----------------
                           **Signature of Reporting Person           Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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